Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396



June 22, 1998



Campbell & Co. Inc.
210 West Pennsylvania Avenue
Baltimore, MD 212104

Attn: Ms. Terry Livesey

         Re:      Management Agreement Renewal
                  Smith Barney Potomac Futures  Fund L.P.


Dear Ms. Livesey:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 1999 and make the atthaced modification on Rider 1. All other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.



Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC


By: /s/  Daniel A. Dantuono
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED
CAMPBELL & CO. INC.


By:    /s/   Theresa D.  Livesey

Print Name:  Theresa D. Livesey
             Chief Financial Officer
             Campbell & Co. Inc.

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                                    RIDER I


     (1) The Advisor further agrees that it will instruct Smith Barney to convert foreign currency balances (nor required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. Instruction will take the form of a fax transmitted monthly specifying the account name and number using the following language:

          "Please convert all foreign currency balances for the account(s) specified above that are not required to margin position denominated in the foreign currency to U.S. dollars."

     (2) The Advisor's performance tables have been examined by an independent certified public accountant and the report thereon has been provided to SBFM. The Advisor will have its performance tables examined no less frequently than annually during the term of this Agreement.

     (3) The Advisor may terminate the Management Agreement at any time, upon 30 days prior notice to SBFM.